FOR IMMEDIATE RELEASE

SeanieMac International, Ltd. Current in Financial Filings; CEO Provides Shareholder Update on 2014 Financial Performance.

Huntington, NY – January 14, 2015

SeanieMac announces it is has regained OTCQB status, after becoming current in its SEC filings with the filing of its 3rd quarter results on December 31, 2014. The CEO also provided the following update:

Dear Shareholders,

As promised in SeanieMac’s previous shareholder update, the Company is now current in its financial reporting and has been reinstated on the OTCQB. I would like to update shareholders on our business, financing and corporate goals for 2015.

The most important thing we do every day is manage our business in Ireland. In spite of the challenges presented in 2014 by the delay of our audit, we were able to continue to manage our platform and add thousands of customers over the past few months.

On an unaudited basis, we had turnover revenue of $10,750,114 in 2014 versus $2,949,471 in 2013, representing an increase of 364%. SeanieMac generated a gross profit of $643,200 in 2014 versus $222,391 in 2013, representing an increase of 289%. We accomplished this without a marketing budget for most of the year.

SeanieMac launched in May 2013, so we only have month-to-month comparisons from May 2013 to December 2014. For every month, company turnover increased year-over-year when comparing 2014 to 2013. In 2014, we had $7,718,000 in turnover, compared to $2,949,471 in 2013, representing an increase of 261% year-over-year.

In 2014, we registered 9,336 new customers and processed and paid over 172,434 bets.

We remain in advanced discussions on financing on substantially better terms then some of the prior debt financing we entered into in 2013. We hope to update shareholders on this shortly, along with our JV discussions. Both these discussions are in the final stages now that we are current in our financial reporting. With these items in place, we believe we can substantially grow the business in 2015.

2014 was definitely a challenging year. We at SeanieMac are excited and determined to make 2015 a great year. I am extremely proud of our team and think our level of growth for a start-up has been exceptional.

Thank you for you continued support.

Shane O’Driscoll

About SeanieMac

SeanieMac International, Ltd. is an Irish gaming company. It owns and operates www.SeanieMac.com, an online sports and casino wagering web-based platform serving gamblers directly under the brand name SeanieMac.com.

While the site offers wagering for many categories outside of sports, SeanieMac intends to capture the Irish market by initially focusing on the Gaelic Athletics Association (GAA) or Gaelic Games as well as Irish horse racing and soccer. The Company’s mission is to provide a market-leading, user-friendly website for online gambling, including sports betting and casino gaming (traditional casino, live casino, poker, bingo and interactive skilled games). The Company does not market to U.S. residents and, hereby specifically discourages them from attempting to access its wagering services.

The Irish gambling industry generated approximately $23.7 billion in revenue in 2014, with $2.3 billion of that amount generated online. The Irish online gambling sector is projected to reach $4 billion in 2016.

As its national pastime, the Gaelic Games have long been popular in Ireland but they are gaining worldwide appeal, especially in areas with large communities of Irish heritage and their descendants, such as the U.S., Canada, Australia and the United Kingdom, where many communities have their own teams and clubs participating in the Gaelic Leagues locally and internationally. To learn more about the GAA, see www.gaa.ie.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Seaniemac International, Ltd. and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding our expectations regarding amounts staked and gross profits and our marketing initiatives. Such risks and uncertainties include, among other things, the uncertainty regarding consumer preferences, a decline in the popularity of our website and competition in the online gambling industry. Seaniemac assumes no obligation and does not intend to update these forward-looking statements.

A further description of risks and uncertainties can be found in SeanieMac International, Ltd.’s annual report on Form 10-K for the fiscal year ended December 31, 2013, its quarterly reports on Form 10-Q and its current reports on Form 8-K, each as filed with or furnished to the Securities and Exchange Commission.

Investor Relations
Chuck Arnold
(310) 344-7073

invrelsvc@gmail.com

At the Company

Barry Brookstein

Chief Executive Officer

(516) 369-7104